As filed with the Securities and Exchange Commission on November 7, 2007

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	06-1576013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1220 Simon Circle, Anaheim, California	92806
(Address of Principal Executive Offices)	(Zip Code)

DDi Corp. 2005 Stock Incentive Plan, as Amended

(Full title of the plan)

Kurt E. Scheuerman

Vice President & General Counsel

DDi Corp.

1220 Simon Circle

Anaheim, California 92806

(Name and address of agent for service)

(714) 688-7200

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.001 par value	1,000,000 shares	$6.02	$6,020,000	$184.81

(1)	This Registration Statement also relates to such additional and indeterminable number of shares of DDi Corp. Common Stock as may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)	In accordance with Rule 457(h)(1), the offering price for the shares to be registered has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) as $6.02 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ National Market on November 5, 2007 (a date within 5 business days prior to the date of filing this Registration Statement).

STATEMENT UNDER GENERAL INSTRUCTION E.

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

The shares covered by this Registration Statement represent 1,000,000 additional shares of Common Stock, $.001 par value per share, of the Registrant that have become available for issuance under the DDi Corp. 2005 Stock Incentive Plan, as amended, as a result of an amendment, which was approved by the Registrant’s stockholders, increasing the number of shares authorized for issuance thereunder from 2,142,857 to 3,142,857. Such amendment is reflected in the DDi Corp. 2005 Stock Incentive Plan, as amended, which is included as Exhibit 4.4 attached hereto. Unless otherwise noted herein, the contents of the Registrant’s Form S-8 Registration Statement (File No. 333-128656) relating to the DDi Corp. 2005 Stock Incentive Plan, as amended, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The exhibits listed below are hereby filed with the Securities and Exchange Commission as part of this Registration Statement on Form S-8. Certain of the following exhibits have been previously filed with the Commission pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Such exhibits are identified in the chart to the right of the Exhibit and are incorporated herein by reference.

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of DDi Corp.		8-K		3.1	12/13/2003

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of DDi Corp.		8-K		3.1	2/8/2006

4.3	Amended and Restated Bylaws of DDi Corp.		10-Q	6/30/2005	3.4	8/9/2005

4.4	DDi Corp. 2005 Stock Incentive Plan, as amended	X

4.5	Form of Stock Option Agreement under the DDi Corp. 2005 Stock Incentive Plan, as amended		8-K		10	12/27/2005

4.6	Form of Restricted Stock Agreement under the DDi Corp. 2005 Stock Incentive Plan, as amended		S-8		4.8	9/28/2005

5.1	Opinion of Legal Counsel	X

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of Legal Counsel (included in Exhibit 5.1)	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on November 7, 2007.

DDi CORP.

By:	/S/ SALLY L. GOFF
Sally L. Goff
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mikel H. Williams, Sally L. Goff and Kurt E. Scheuerman as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement or amendment thereto, and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ MIKEL H. WILLIAMS Mikel H. Williams	President, Chief Executive Officer and a Director (Principal Executive Officer)	November 7, 2007

/S/ SALLY L. GOFF Sally L. Goff	Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2007

/S/ ROBERT J. AMMAN Robert J. Amman	Director	November 7, 2007

/S/ JAY B. HUNT Jay B. Hunt	Director	November 7, 2007

/S/ ANDREW E. LIETZ Andrew E. Lietz	Director	November 7, 2007

/S/ BRYANT R. RILEY Bryant R. Riley	Director	November 7, 2007

/S/ STEVEN C. SCHLEPP Steven C. Schlepp	Director	November 7, 2007

/S/ CARL R. VERTUCA, JR. Carl R. Vertuca, Jr.	Director	November 7, 2007

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of DDi Corp.		8-K		3.1	12/13/2003

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of DDi Corp.		8-K		3.1	2/8/2006

4.3	Amended and Restated Bylaws of DDi Corp.		10-Q	6/30/2005	3.4	8/9/2005

4.4	DDi Corp. 2005 Stock Incentive Plan, as amended	X

4.5	Form of Stock Option Agreement under the DDi Corp. 2005 Stock Incentive Plan, as amended		8-K		10	12/27/2005

4.6	Form of Restricted Stock Agreement under the DDi Corp. 2005 Stock Incentive Plan, as amended		S-8		4.8	9/28/2005

5.1	Opinion of Legal Counsel	X

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of Legal Counsel (included in Exhibit 5.1)	X